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                                                            EXHIBIT 10.11


                    SEPARATION AGREEMENT AND GENERAL RELEASE

      This SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as the "Agreement") is executed as of the 24th day of October, 1997 by and among Carver Bancorp, Inc. ("Company"), Carver Federal Savings Bank ("Bank") and Biswarup Mukherjee.

      WHEREAS, Mr. Mukherjee, the Company and the Bank have agreed that he will resign from his positions as Executive Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank effective as of October 24, 1997; and

      WHEREAS, the Bank and Mr. Mukherjee desire to achieve the separation of Mr. Mukherjee's employment amicably;

      NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the parties agree as follows:

      1. Mr. Mukherjee shall resign from his positions as Executive Vice President and Chief Financial Officer of the Company and as Executive Vice President and Chief Financial Officer of the Bank effective as of October 24, 1997.

      2. In consideration for executing this Agreement, including the releases and other promises and obligations set forth herein, Mr. Mukherjee shall receive from the Bank a severance payment of $60,000, payable in cash, in monthly installments of $2,500 commencing on November 1, 1997 and ending with the final installment payment on October 1, 1999.

      3. In consideration for executing this Agreement, Mr. Mukherjee shall be eligible to receive continued health, life and disability insurance benefits during the period commencing October 24, 1997 and ending on October 23, 1999, in accordance with the terms of the group insurance plans provided by the Company and the Bank for their active employees.

      4. In consideration for executing this Agreement, the Company agrees to purchase from Mr. Mukherjee such shares of common stock of the Company ("Company Stock") as he may offer to the Company during the 120 day period following his termination of employment. Such purchase shall be at a price per share equal to sum of (a) the average of the reported bid and ask price for a share of Company Stock on the American Stock Exchange (as published by The Wall Street Journal) on the day before the date of such purchase or, if Company Stock was not traded on such date, on the next preceding day on which Company Stock was traded thereon, plus (b) $ .25.

      5. The payment and benefits provided for under Paragraphs 2 and 3 of this Agreement, and the premium to be paid for any shares of Company Stock purchased from Mr. Mukherjee by the Company pursuant to paragraph 4 of this Agreement, shall be provided in addition to any benefits and other compensation Mr. Mukherjee may be entitled to as a former employee of the Company and the Bank pursuant to the terms of such employee benefit plans, programs or arrangements as may be maintained by the Company and the Bank for the benefit of their employees and former employees, including, without limitation, the Bank's Retirement and 401(k) Savings Plans in RSI Retirement Trust, and the Company's Management Recognition, 1995 Stock Option, Incentive Compensation Plans and Employee Stock Ownership Plan (collectively referred


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to herein as the "Plans"). Annexed hereto as Exhibit A is a summary of the number of shares of Company Stock that have been awarded, allocated or made subject to options granted to Mr. Mukherjee heretofore, and the retirement benefit payable to him, under the Plans. Mr. Mukherjee shall receive distribution of the shares of the Company Stock awarded to him under the Company's Management Recognition and Incentive Compensation Plans that are vested as of October 24, 1997 and have not previously been distributed to him no later than November 15, 1997. Mr. Mukherjee shall receive distribution of the shares of Company Stock allocated to him under the Company's Employee Stock Ownership Plan no later than January 31, 1998. In addition, to the extent that Mr. Mukherjee has any accrued but unused vacation time as of the date of his termination of employment, he shall receive payment from the Bank for additional salary attributable to such period of unused vacation time.

      6. Mr. Mukherjee agrees that, in exercising any voting or other shareholder rights attributable to shares of Company Stock with respect to which he has the right or authority to exercise, or direct the exercise of, shareholder rights, he will act in accordance with the recommendations of the Company's management. The foregoing sentence shall be subject to the provisions of any applicable federal, state or local statute, rule, regulation or ruling which restricts the ability of Mr. Mukherjee to enter into an agreement regarding the exercise of shareholder rights attributable to Company Stock directly or indirectly owned or controlled by him.

      7. Mr. Mukherjee agrees that, for a period of one year following the date of his termination of employment with the Bank and the Company, he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working in any city, town or county in which the Company or the Bank or any affiliate of the Company or the Bank has an office or has filed an application for regulatory approval to establish an office. Nothing contained in this Agreement shall be deemed to prohibit Mr. Mukherjee from accepting employment with a public accounting firm, or entering into any other professional or business arrangement by which Mr. Mukherjee may provide services to a client for a public accounting firm.

      8. Mr. Mukherjee agrees to keep confidential and to refrain from using for the benefit of himself, or any person or entity other than the Company and the Bank or any of their affiliates, any material document or information obtained from the Company or the Bank, or from their affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Paragraph 8 shall prevent Mr. Mukherjee, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.


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      9. Mr. Mukherjee hereby covenants and agrees that, for a period of one year following his termination of employment with the Company and the Bank, he shall not, without the written consent of the Company, either directly or indirectly:

            a. solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or the Bank or any affiliate of the Company or the Bank to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any city, town or county in which the Company, the Bank or their affiliates has an office or has filed an application for regulatory approval to establish an office;

            b. provide any information, advice or recommendation to any person that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or the Bank, or any affiliate of the Company or the Bank, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any city, town or county in which the Company or the Bank or an affiliate of the Company or the Bank has an office or has filed an application for regulatory approval to establish an office; or

            c. solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank or affiliate of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank or an affiliate of the Company or the Bank.

      10. Mr. Mukherjee hereby agrees that he, on behalf of himself and also on behalf of any other person or persons claiming or deriving a right from him, forever releases and discharges the Company and the Bank and their agents, servants, employees, directors, officers, affiliates and/or subsidiaries, and any agents, servants, employees, directors and/or officers of all such affiliates and/or subsidiaries ("the Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, actions, demands, debts, costs, expenses, damages, injuries or causes of action ("Claims") which he now has, or ever has had, arising out of his employment by, or termination of employment by, the Company and the Bank, or otherwise, up to and including the date of the execution of this Agreement, pursuant to any law, rule or regulation, including any Claims of which he is not aware or does not suspect to exist as of the date of the execution of this Agreement.

      11. The release contained in Paragraph 10 of this Agreement includes, but is not limited to, any Claims Mr. Mukherjee (or any person or persons claiming or deriving a right from him) may have based on discrimination due to age, race, sex, religion or national origin, or any other claims pursuant to the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the


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Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Americans with
Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, Executive Orders Nos. 11246 and 11141, the New York Human Rights Law, the New York Equal Pay Law, the New York Equal Rights Law, and any other federal, state or local statute, rule, constitutional provision, regulation, ordinance or common law, including, but not limited to, those for wrongful discharge, fraud, intentional or negligent infliction of emotional distress and breach of any expressed or implied covenant of good faith and fair dealing, and including but not limited to, any Claims for recovery of attorney's fees.

      12. The Bank hereby agrees that the Bank, on behalf of itself, its successors and assigns and any person or persons claiming or deriving a right from the Bank or its successors and assigns, forever releases and discharges Mr. Mukherjee from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, actions, demands, debts, costs, expenses, damages, injuries or causes of action ("Claims") which the Bank now has or ever has had, arising out of Mr. Mukherjee's employment by the Bank or otherwise, up to and including the date of the execution of this Agreement, pursuant to any law, rule or regulation, including any claims of which the Bank is not aware of or does not suspect to exist as of the date of the execution of this Agreement.

      13. Mr. Mukherjee acknowledges that:

            a. the payments and benefits to be provided pursuant to Paragraphs 2, 3 and 4 of this Agreement are in consideration for the releases contained herein and exceed what he is otherwise entitled to receive from the Company and the Bank ("Additional Payments");

            b. he has been advised to consult an attorney before signing this Agreement and has been afforded the opportunity to do so;

            c. he has had the opportunity to consider this Agreement for at least 21 days;

            d. he has read this Agreement in its entirety, understands its terms, and knowingly and voluntarily consents to its terms and conditions;

            e. the releases made by him in Paragraphs 10 and 11 of this Agreement are made knowingly and voluntarily, and without coercion by the Company, the Bank or any of the Releasees; and

            f. the filing of a Claim against the Company, the Bank or any of the Releasees by Mr. Mukherjee (or any person or persons claiming or deriving a right from him) shall be a violation of this Agreement resulting in Mr. Mukherjee's obligation to repay to the Bank the Additional Payments he has received in consideration of the releases made by him in Paragraphs 10 and 11 of the Agreement and forfeiture of his rights to any future Additional Payments, in addition to any costs or liabilities that may be imposed on him by a court for a violation of this Agreement.


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      12. This Agreement constitutes the entire understanding between the parties, and supersedes any and all prior understandings and agreements between the parties.

      13. The parties acknowledge that no representations, promises, consideration or inducements have been made by the Company, the Bank or by any of the Releasees to Mr. Mukherjee other than what is contained in this Agreement.

      14. This Agreement may not be modified except by a writing signed by all parties.

      15. The parties acknowledge that this Agreement does not constitute or imply any admission of liability by the Bank, or by any of the Releasees, to Mr. Mukherjee or to anyone deriving or claiming a right through him or on his behalf.

      16. If any provision in this Agreement is declared or determined by any court to be illegal, void, or unenforceable, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the enforceability or validity of any other provisions in this Agreement.

      17. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      18. This Agreement will inure to the benefit of and be binding upon Mr. Mukherjee, his legal representatives and testate or intestate distributees, and the Company, the Bank and its successors and assigns.

      19. The parties acknowledge that this Agreement will only become effective on the eighth day following the day it is signed by Mr. Mukherjee, and that Mr. Mukherjee may revoke this Agreement at any time prior to its effective date by giving written notice of revocation to the Bank.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first herein written.

                                     CARVER FEDERAL SAVINGS BANK


/s/ Biswarup Mukherjee               By: /s/ Thomas L. Clark
--------------------------------         ---------------------------------------
Biswarup Mukherjee

11/3/97                              Title:President and Chief Executive Officer
--------------------------------           -------------------------------------
Date

                                     CARVER BANCORP, INC.


                                     By: /s/ Thomas L. Clark
                                         ---------------------------------------
                                     Title:President and Chief Executive Officer


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